  Exhibit 99.1

M/I HOMES ANNOUNCES LAND SALES AND
EXIT FROM WEST PALM BEACH MARKET

Columbus, Ohio (December 31, 2007) - M/I Homes, Inc. (NYSE:MHO) announced today that it has sold land to various buyers for $82 million.  The land sold represents 3,700 lots (comprised of raw land and finished lots), was primarily located in its Florida markets, and included substantially all of the Company’s West Palm Beach assets representing over 500 lots in four communities.  In connection with this sale, the Company also announced that it is exiting the West Palm Beach market.  Due to these land sales, the Company will record pre-tax land impairment charges of approximately $80 million in 2007’s fourth quarter, and expects to receive an approximate $50 million cash tax refund in the second quarter of 2008.  Additionally, in connection with the Company’s quarterly inventory review for the fourth quarter, it is likely that further impairment charges will be recorded.

Robert H. Schottenstein, CEO and President, stated “Today’s announcement supports and advances our strategic objectives of strengthening our balance sheet, reducing our debt, reducing operating costs, and focusing on markets where we believe we have the best opportunity for acceptable and consistent returns.  At the end of the third quarter, we owned 16,767 lots --- this sale represents a meaningful and important reduction in our land holdings.  Moreover, the cash generated from these land sales, combined with our year end home deliveries, will significantly reduce our bank debt.”
Mr. Schottenstein concluded, “The decision to exit the West Palm Beach market was a difficult one in light of the fact that we have been operating there since 1985.  At the same time, our West Palm operation has been our smallest for more than ten years, and we believe that disposing of our West Palm assets during these challenging times is the right decision for M/I Homes.”

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered 72,000 homes.  The Company’s homes are marketed and sold under the trade names M/I HomesandShowcase Homes.  The Company has homebuilding operations in Columbusand Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampaand Orlando, Florida; Charlotteand Raleigh, North Carolina; and the Virginiaand Marylandsuburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time.  The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Senior Vice President and Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President and Corporate Controller, (614) 418-8225
investorrelations@mihomes.com